Exhibit 99.1

HCI Group’s 4.25% Convertible Senior Notes Due 2037 to Become Convertible July 1, 2021

Tampa, Fla. – June 25, 2021 –   HCI Group, Inc. (NYSE:HCI), has announced that its 4.25% Convertible Senior Notes Due 2037 will become convertible by all Holders beginning on July 1, 2021.

The terms of the Notes provide that the Notes will become convertible during a quarter when the share price for 20 trading days during the final 30 trading days of the immediately preceding quarter was greater than 130% of the Conversion Price. HCI’s common shares traded above this mark for the 20 trading days from May 27 to June 24, 2021. As such, the Notes will become convertible beginning July 1 through September 30, 2021.

All Holders who wish to convert their Notes into shares of HCI common stock must provide a Notice of Conversion to HCI. The requirements for such notice can be found in Section 13.02(b) of the Indenture by and between HCI and the Bank of New York Mellon, attached as Exhibit 4.1 to HCI’s Form 8-K filed with the Securities and Exchange Commission on March 3, 2017. Upon a Holder’s election to convert Notes, HCI will have the option to elect a Settlement Method – Physical Settlement, Cash Settlement or Combination Settlement. HCI has announced that for all Notices of Conversion received on or before the close of business on July 16, 2021, HCI plans to select Physical Settlement and settle such conversions fully in HCI common stock, at the current conversion ratio of approximately 16.46 shares of HCI common stock per $1,000 principal amount of Notes.

About HCI Group, Inc.
HCI Group, Inc. owns subsidiaries engaged in diverse, yet complementary business activities, including homeowners’ insurance, reinsurance, real estate and information technology services. HCI’s leading insurance operation, TypTap Insurance Company, is a rapidly growing, technology-driven insurance company that is expanding nationwide to provide homeowners and flood insurance.  TypTap’s operations are powered in large part by technology developed by HCI’s software subsidiary, Exzeo USA, Inc. HCI’s largest subsidiary, Homeowners Choice Property & Casualty Insurance Company, Inc., provides homeowners’ insurance primarily in Florida. HCI’s real estate subsidiary, Greenleaf Capital, LLC, owns and operates multiple properties in Florida, including office buildings, retail centers and marinas.

The company's common shares trade on the New York Stock Exchange under the ticker symbol "HCI" and are included in the Russell 2000 and S&P SmallCap 600 Index. HCI Group, Inc. regularly publishes financial and other information in the Investor Information section of the company’s website. For more information about HCI Group and its subsidiaries, visit www.hcigroup.com.

Forward-Looking Statements
This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as "anticipate," "estimate," "expect," "intend," "plan," "confident," "prospects" and "project" and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. Some of these risks and uncertainties are identified in the company's filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company's business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

HCI Company Contact:

Rachel Swansiger, Esq.

HCI Group, Inc.

Tel (813) 405-3206

rswansiger@hcigroup.com

HCI Investor Relations Contact:

Matt Glover

Gateway Investor Relations

Tel (949) 574-3860

HCI@gatewayir.com

2